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                                  EXHIBIT 21

           List of Subsidiaries of Vitalink Pharmacy Services, Inc.



     Name of Subsidiary                    State of Incorporation
    -------------------                    ----------------------
1.  TeamCare, Inc.                         Delaware
2.  White, Mack & Wart, Inc.               Oregon
    (d/b/a Propac Pharmacy)
3.  Vitalink Infusion Services, Inc.       Delaware
4.  Medisco Pharmacies, Inc.               California